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                                                                    EXHIBIT 99.1



              BOOTH CREEK SKI HOLDINGS, INC. COMPLETES MERGER WITH
                          NEW HAMPSHIRE'S LOON MOUNTAIN


         LINCOLN, NEW HAMPSHIRE (FEBRUARY 26, 1998) -- Booth Creek Ski Holdings, Inc. (BCSH), one of the largest U.S. operators of ski and summer mountain resorts owned by George N. Gillett, Jr. and family, today announced it had completed its merger with the Loon Mountain Recreation Corporation, the owner of Loon Mountain. The announcement was made by Tim Beck, president of Eastern Operations for Booth Creek.

         "Loon is one of New England's jewels and an excellent fit for Booth Creek's group of resorts," said George Gillett, owner and chairman of Booth Creek. "Not only is the resort easily accessible, Loon is a superior year round venue, providing a wide range of activities for all ages. In addition to first class skiing and riding, Loon is a wonderful family destination offering Children's Theater, The Loon Wildlife Theater, tubing, cross-country skiing, snowshoeing and ice skating. We are pleased Loon is now officially a member of the Booth Creek family."

         Located in the heart of the White Mountain National Forest, Loon Mountain was rated the number one resort in the East for accessibility by Snow Country magazine in the September 1997 issue. In the October 1997 issue, Ski magazine awarded Loon medals for snow quality, grooming, terrain, family programs, lifts and accessibility.

         Loon has vertical drop of 2,100 ft., 41 trails and eight lifts including a four passenger-high speed enclosed gondola and a high-speed detachable quad chairlift. This season, Loon spent $2.3 million to upgrade its snowmaking system, which covers close to 100% of its trails with the cleanest, most environmentally safe snowmaking technology in the world.

         Loon is also a popular summer destination, offering hiking, mountain biking, horseback riding, summer theater and scenic lift rides.

         With the acquisition of Loon, Booth Creek Ski Holdings, Inc. owns and operates eight ski resort complexes encompassing eleven separate resorts, making the company the fourth largest ski resort operator in North America based on skier day totals. The Company=s resorts include Northstar-at-Tahoe, Sierra-at-Tahoe and Bear Mountain in California; Waterville Valley and Mt. Cranmore in New Hampshire; Grand Targhee in Wyoming; and the four ski areas that comprise the Summit at Snoqualmie in Northwest Washington.